Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109178

PROSPECTUS SUPPLEMENT

(To prospectus dated October 8, 2003, prospectus supplement dated September 13, 2004, prospectus supplement dated October 18, 2004 and prospectus Supplement dated October 19, 2004)

VION PHARMACEUTICALS, INC.

13,050,000 Shares of Common Stock

This document supplements the prospectus dated October 8, 2003, the prospectus supplement dated September 13, 2004, the prospectus supplement dated October 18, 2004 and the prospectus supplement dated October 19, 2004, relating to the sale of 13,050,000 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares.

This supplement amends the table of selling stockholders on page 2 of the prospectus supplement dated October 19, 2004 to reflect the following transfers:

•	Warrants to purchase 347,143 shares of common stock from Langley Partners, L.P. to LibertyView Funds, L.P. The warrants have an exercise price of $2.50 per share of common stock.

•	Warrants to purchase 38,571 shares of common stock from Langley Partners, L.P. to LibertyView Global Volatility Fund, L.P. The warrants have an exercise price of $2.50 per share of common stock.

See ‘‘Risk Factors,’’ which begins of page 8 of the accompanying prospectus, for certain information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2006.

SELLING STOCKHOLDERS

This prospectus relates to the registration of 13,050,000 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering		Shares of Common Stock Being Offered		% of Common Stock Owned After this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
Langley Partners, L.P.	3,026,340	(2)	3,026,340	(2)	*	0
The Riverview Group, LLC	1,142,858	(3)	1,142,858	(3)	*	0
TCMP3	171,428	(4)	171,428	(4)	*	0
Bristol Investment Fund, Ltd	571,428	(5)	571,428	(5)	*	0
Gamma Opportunity Capital Partners, L.P.	285,714	(6)	285,714	(6)	*	0
Smithfield Fiduciary LLC	1,142,858	(7)	1,142,858	(7)	*	0
Silver Oak Investments	571,428	(8)	571,428	(8)	*	0
RHP Master Fund, Ltd	342,858	(9)	342,858	(9)	*	0
Portside Growth and Opportunity Fund	571,428	(10)	571,428	(10)	*	0
Xmark Fund, L.P.	413,372	(11)	413,372	(11)	*	0
Xmark Fund, Ltd.	729,486	(12)	729,486	(12)	*	0
Platinum Partners Value Arbitrage Fund LP	571,428	(13)	571,428	(13)	*	0
R&R Opportunity Fund, LP	170,285	(14)	170,285	(14)	*	0
Lonestar Partners, LP	571,428	(15)	571,428	(15)	*	0
Cohanzick Partners, LP	285,714		285,714		*	0
Cityplatz Limited	1,142,858	(16)	1,142,858	(16)	*	0
Atlas Equity I, Ltd.	645,090	(17)	645,090	(17)
LibertyView Funds, L.P.	572,143	(18)	572,143	(18)	*	0
LibertyView Global Volatility Fund, LP	63,571	(19)	63,571	(19)	*	0
Rodman & Renshaw, Inc.	58,285	(20)	58,285	(20)	*	0
Total	13,050,000		13,050,000			0

*	Less than 1%.

(1)	Assumes sale of all of the shares of common stock offered hereby.

(2)	Includes 1,388,170 shares of common stock issuable upon the exercise of warrants. Jeffrey Thorp is the sole member and manager of Langley Capital, LLC. Langley Management, LLC is the investment manager of Langley L.P. Mr. Thorp holds 99% membership interest in Langley Management, LLC and is the sole manager thereof. As a result each of Langley Management, LLC, Langley Capital and Thorp may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Langley L.P.

(3)	Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 85,714 shares of common stock issuable upon the exercise of warrants.

(5)	Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 142,857 shares of common stock issuable upon the exercise of warrants.

(7)	Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(8)	Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(9)	Includes 171,429 shares of common stock issuable upon the exercise of warrants.

(10)	Includes 285,714 shares of common stock issuable upon the exercise of warrants. The Investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The managing member of Ramius Capital Group, LLC is C4S & Co., the managing member of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares of common stock stated as beneficially owned by Portside Growth and Opportunity Fund. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of common stock.

(11)	Includes 206,686 shares of common stock issuable upon the exercise of warrants.

(12)	Includes 364,743 shares of common stock issuable upon the exercise of warrants.

(13)	Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(14)	Includes 56,000 shares of common stock issuable upon the exercise of warrants.

(15)	Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(16)	Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(17)	Includes 322,545 shares of common stock issuable upon the exercise of warrants transferred from Atlas Fund, LLC.

(18)	Represents 572,143 shares of common stock issuable upon the exercise of warrants transferred from Langley Partners, L.P.

(19)	Represents 63,571 shares of common stock issuable upon the exercise of warrants transferred from Langley Partners, L.P.

(20)	Includes 58,285 shares of common stock issuable upon the exercise of warrants transferred from R&R Opportunity Fund, LP.